                                                                    EXHIBIT 5(A)



                              [WALKERS LETTERHEAD]


August 14, 2000                                       Our Ref: GDC/jw/S701-23913

Seven Seas Petroleum Inc.
5555 San Felipe
Suite 1700
Houston, Texas 77256


Dear Sirs,

This opinion is delivered in connection with the Information Circular (the "Information Circular") filed by Seven Seas Petroleum Inc., a Yukon corporation ("Seven Seas") with the Securities and Exchange Commission ("S.E.C.") and the effect the transfer by way of continuation of Seven Seas to the Cayman Islands from the Yukon Territories will have on the 37,836,420 issued and outstanding shares of a par value of US$0.001 per share (the "Shares") of Seven Seas and also the tax consequences of said transfer by way of continuation on Seven Seas.

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto.

In giving this opinion, we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are attorneys at law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Information Circular nor upon the commercial terms of the transactions contemplated by the Information Circular.

Based upon the following examinations and assumptions and upon such searches as we have conducted and having regard to the legal considerations which we deem relevant, we are of the opinion that under the laws of the Cayman Islands:

1. The Shares of Seven Seas will not be affected by the transfer by way of continuation of Seven Seas to the Cayman Islands from the Yukon Territories, as set out in the Information Circular.

2. Following the transfer by way of continuation of Seven Seas to the Cayman Islands, it is entitled to apply for, and should receive upon application, an undertaking from the Governor in Council of the Cayman Islands under
     Section 6 of Tax Concessions Law (1999 Revision) that for a period of 20 years from the date of the undertaking, no law enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or

WALKERS                                                              Page 2 of 3


14 August, 2000
-------------------------------------------------------------------------------

     appreciations shall apply to Seven Seas or its operations, and no withholding or other tax to be levied on profits, income, gains or appreciations or any estate duty or any inheritance tax shall be payable by Seven Seas or its shareholders. Accordingly, there will be no Cayman Islands tax consequences with respect to the transfer by way of continuation of Seven Seas to the Cayman Islands or with respect to the ownership by the shareholders of or subsequent distributions in respect of the Shares.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and for your legal advisors acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.


                                                  Yours faithfully



                                                  WALKERS

WALKERS                                                              Page 3 of 3


14 August, 2000
-------------------------------------------------------------------------------


                                   SCHEDULE 1

                           LIST OF DOCUMENTS EXAMINED


(1) the Memorandum and Articles of Association of the Company as annexed to the Information Circular;

(2)  the Information Circular.



                                   SCHEDULE 2

                                  ASSUMPTIONS


The opinions hereinbefore given are based upon the following assumptions:

(1) that a Resolution of the Board of Directors and Shareholders will be passed to approve the form of Information Circular and to authorise the transfer by way of continuation of Seven Seas to the Cayman Islands in accordance with the terms and manner set out in the Information Circular;

(2) that an application made pursuant to Section 6 of the Tax Concession Law (1999 Revision) for a tax undertaking, will be obtained from the Governor-in-Council of the Cayman Islands.